EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Paladin Realty Income Properties, Inc.:

We consent to the use of our report dated March 28, 2008, with respect to the consolidated balance sheets of Paladin Realty Income Properties, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, included in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-146867), and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Short Hills, New Jersey
November 14, 2008